FOR IMMEDIATE RELEASE September 16, 2009	FOR MORE INFORMATION Evan Zeppos 414-276-6237 / 414-491-6610

CIB MARINE BANCSHARES, INC. WINS APPROVAL FOR PRE-PACKAGED PLAN OF REORGANIZATION

Holding Company Files Plan of Reorganization, Exchange of Debt Securities for
Preferred Stock Will Allow It to Emerge Stronger

Bank Unaffected and Remains in Strong Position

PEWAUKEE, WI – Bank holding company CIB Marine Bancshares, Inc. (PINKSHEETS: CIBH) today announced that it has received the requisite approval from holders of its trust preferred securities to exchange their debt securities for preferred stock, paving the way for the holding company to file a pre-packaged plan of reorganization under Chapter 11 of the bankruptcy code. CIB Marine Bancshares filed the plan of reorganization last night in federal court in Milwaukee.

“We are pleased that our trust preferred security holders saw the benefits of this reorganization effort,” said John Hickey, Jr., chairman and CEO of the holding company. “We are now asking the court to approve what is an orderly and efficient reorganization effort, somewhat similar to the recent effort by GM and Chrysler. The filing and confirmation of the plan of reorganization by the court are important steps in the reorganization and strengthening of the holding company.”

In July 2009, the holding company proposed to exchange all of the trust preferred securities for shares of its non-cumulative perpetual preferred stock. Holders of the debt securities initially had until August 17, 2009, to vote on the proposal. The voting deadline was twice extended to September 9th and 15th, respectively. Based upon information obtained from the trust preferred securities holders and their trustees during the extension periods, the holding company determined that, as of September 15, 2009, it had obtained the requisite approval of the plan and that it was able to proceed with seeking confirmation by the court.

With the filing yesterday, the reorganization is targeted to be complete in approximately 45 to 60 days, pending confirmation by the court. Once the plan is confirmed and implemented, the holding company will be in a stronger position to seek prospective business partners going forward, according to Hickey. The plan of reorganization filed with the court outlines how the holding company will reduce interest expense, cut debt and enhance the strength of the holding company.

“Upon completion of the reorganization, we will immediately renew our search for a strategic partner to combine with CIB Marine Bancshares,” said Hickey. “The improved capital position of the reorganized company should make it an attractive candidate for a combination partner.”

CIB Marine Bancshares is the holding company for the bank that operates as Central Illinois Bank in mid-state Illinois and as Marine Bank in the Milwaukee area, Indianapolis and Scottsdale. The bank and its branches are not affected by the holding company’s reorganization efforts.

“The bank remains adequately capitalized, and the restructuring of the holding company will have no direct impact on the operations of the bank,” said Hickey. He added that the bank is regulated separately from the holding company by both federal and state regulators and that its accounts are insured up to applicable limits by the FDIC. “Our bank remains committed to meeting the ongoing needs of our valued customers.”

CIB Marine Bancshares, Inc. is a one-bank holding company with 17 banking offices in central Illinois, Wisconsin, Indiana, and Arizona.  Please visit www.cibmarine.com for additional information.

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This statement contains forward-looking information.  Actual results could differ materially from those indicated by such information.  Information regarding risk factors and other cautionary information is available in Item 1A of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2008 and updated in Item 1A of Part II of CIB Marine’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.